Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 30, 2017, by and between Differential Brands Group, Inc., a Delaware corporation (the “Company”), and Bob Ross (“Executive”) sets forth the understanding which has been reached concerning the terms and conditions of the employment relationship between the parties hereto.

WITNESSETH

WHEREAS, Executive possesses experience in the apparel industry and brand licensing industry and has knowledge, experience and expertise concerning the type of business and operations to be conducted by the Company;

WHEREAS, the Company desires to employ Executive as the Chief Financial Officer of the Company, and Executive desires to be so employed by the Company, in each case, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1. Engagement of Executive; Duties.  On the terms and subject to the conditions set forth herein, the Company hereby agrees to employ Executive, and Executive hereby agrees to accept such employment, for the Term (as hereinafter defined in Section 3 below).  During the Term, Executive shall serve as and have the title of Chief Financial Officer of the Company, reporting to the Chief Executive Officer (the “CEO”) of the Company.  Executive will have such responsibilities, duties and authority customarily associated with the position of Chief Financial Officer.  Executive shall be primarily based out of Commerce City, California, subject to customary travel and business requirements.  In the event that Executive is not Chief Financial Officer of the Company for any reason, Executive agrees that he will cease immediately to hold any and all officer positions he then has with the Company or any subsidiary, absent a contrary direction from the Board (which may include either a request to continue such service or a direction to cease serving upon notice without regard to whether his employment has ended).

2. Time.  Executive shall devote substantially all of his working hours to his duties as Chief Financial Officer and towards the overall success of the business of the Company, including but not limited to, strategic direction, execution and implementation of business plans, developing and achieving budget targets, and overall business growth of the Company.  The Executive may engage in such other pursuits, including, without limitation, personal legal and personal financial affairs, as shall not, in the reasonable discretion of the CEO, interfere with the proper performance of his duties and obligations hereunder, provided the Executive shall not serve on any other board of directors of a public or private “for profit” company without the prior consent of the CEO.

3. Term.  Executive’s employment shall commence on or about January 30, 2017 (the “Start Date”) and shall continue until December 31, 2019, unless otherwise terminated as provided herein, and further provided that the term of this Agreement shall automatically be extended for additional successive one (1) year renewal terms unless at least ninety days prior to the expiration of the then current term, the Company or the Executive shall have given written notice to the other party that this Agreement shall not be extended beyond the then current term (“Term”).

4. Compensation.

(a) Base Salary.  During the Term, Executive’s base salary (“Base Salary”) will be at a rate of a minimum of $385,000 per annum (a minimum of $400,000 per annum for 2018 and 2019), paid in equal installments in accordance with the Company’s payroll practices and policies then in effect. Base salary may be increased during the Term (but may not be decreased) in the sole discretion of  the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”).

(b) Bonus.  During the Term, Executive shall be eligible to receive an annual bonus for each calendar year (the “Annual Bonus”) based upon the achievement of earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets determined by the Compensation Committee after consultation with Executive.  The parties shall use commercially reasonable efforts to define such targets prior to the start of each applicable calendar year; provided that for calendar year 2017, the parties shall use commercially reasonable efforts to define such targets within one (1) week prior to the Start Date.  The target Annual Bonus amount shall be a percentage of Base Salary (up to fifty percent (50%) of the Base Salary for 2017 and seventy-five percent (75%) of the Base Salary thereafter), with the actual Annual Bonus determined based on the level of  EBITDA achieved for each such calendar year against the target level of EBITDA, as follows:

Annual Level of Target EBITDA Achieved	% of Base Salary
Less than 80%	0%
80%	25% of Base Salary (37.5% of Base Salary after 2017)
90%	35% of Base Salary (52.5% of Base Salary after 2017)
100%	50% of Base Salary (75% of Base Salary after 2017)

Annual Bonuses, if applicable, shall be due and payable by the Company to Executive annually, commencing with the year ended December 31, 2017, payable no later than March 15th after the end of the year to which it relates.  The Annual Bonus (if any) may be paid, in the discretion of the Compensation Committee, in the form of cash, Company common stock, or a combination thereof.

(c) Restricted Stock Unit Award.  In addition to the Base Salary and the Annual Bonus, if any, Executive shall receive as soon as practicable (but in no event later than 30 days following the Effective Date) a restricted stock unit award (the “Restricted Stock Unit Award”) of 200,000 shares of the Company’s common stock.  The Restricted Stock Unit Award will vest as follows:

•	66,666 shares will vest on January 1, 2018;
•	66,666 shares will vest on January 1, 2019; and
•	66,667 shares will vest on January 1, 2020.

Such vesting shall be subject to Executive’s continued employment with the Company through the applicable vesting date; provided, that upon a Change in Control (as defined below), any unvested portion of the Restricted Stock Unit Award will immediately vest.  For purposes of this Agreement, a “Change in Control” shall mean any of the following:

(1) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule did-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided,  however, that, for purposes of this Section 4(c)(1), the following acquisitions shall not constitute a Change in Control:  (i) any acquisition by an Excluded Person (as defined below) (ii) any acquisition directly from the Company, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate or (v) any acquisition by any corporation pursuant to a transaction that complies with Sections 4(c)(2)(A) or 4(c)(2)(B) below;

(2) Consummation of (i) a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any affiliate, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) the acquisition of assets or stock of another entity by the Company or any affiliate (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common

Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be or (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the incumbent board at the time of the execution of the initial agreement or of the action of the board providing for such Business Combination; or

(3) A complete liquidation or dissolution of the Company.

For purposes hereof, the “Excluded Persons” shall mean William Sweedler, Matthew Eby, Tengram Capital Partners, L.P. and each of their respective Related Parties.  For purposes of hereof, “Related Party” shall mean with respect to any person or entity, any other person or entity which (i) directly or indirectly, is controlling, controlled by or under common control with such person or entity, or (ii) directly or indirectly, is advised, managed, administered by such person or entity or any person or entity described in the immediately preceding clause (i).  For purposes of this definition, “control” of a person or entity (including the terms “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management or policies of such person or entity, whether through ownership of voting securities, the ability to exercise voting power, or by contract or otherwise.

(d)  Benefits.  Executive shall receive the employee and fringe benefits generally made available to other executive officers of the Company from time to time, including health and dental coverage.  Executive shall also be added or continued, as the case may be, as an insured under the Company’s officers and directors insurance and all other polices which pertain to officers and/or directors of the Company with policy limits as appropriate for the size of the Company’s business, as reasonably determined by the Board.

(e) Reimbursement of Expenses.  The Company shall pay to Executive the reasonable expenses incurred by him in the performance of his duties hereunder, including, without limitation, expenses related to mobile devices and laptop computers and such other business-related expenses incurred in connection with business class travel, lodging or entertainment in accordance with the Company’s policy, or, if such expenses are paid directly by Executive, the Company shall promptly reimburse Executive for such payments in accordance with the Company’s policy, provided that Executive properly accounts for such expenses in accordance with the Company’s policy.

(f) Vacation.  Executive shall be entitled to four (4) weeks of paid vacation per calendar year, which shall be capped at a maximum of six (6) weeks of accrued vacation.  Executive shall endeavor to use his vacation in the calendar year in which it is accrued.

5. Termination of Employment.
(a) General. Executive’s employment under this Agreement may be terminated prior to the expiration of the Term without any breach of this Agreement only on the following circumstances:
(b) Death. Executive’s employment under this Agreement shall terminate upon his death.

(c) Disability.  If Executive suffers a Disability (as defined below in this sub-section (c)), the Company may terminate Executive’s employment under this Agreement upon thirty (30) days’ prior written notice; provided that Executive has not returned to full-time performance of his duties during such thirty (30)-day period.  For purposes hereof, “Disability” shall mean Executive’s inability to perform his duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period, or (ii) is projected by the Board in good faith after consulting with a doctor selected by the Company and consented to by Executive (or, in the event of Executive’s incapacity, his legal representative), such consent not to be unreasonably withheld, that the condition is likely to continue for a period of at least six (6) consecutive months from its commencement; provided,  however, that in no event shall Executive have a Disability for purposes of this sub-section (c) unless Executive has become disabled within the meaning of the Company’s long-term disability plan then in effect and is entitled to receive benefits thereunder.

(d) Good Reason.  Executive may terminate his employment under this Agreement for Good Reason after the occurrence of any of the Good Reason events set forth in the following sentence.  For purposes of this Agreement, “Good Reason” shall mean the occurrence, without Executive’s prior written consent, of any of the following events, other than in connection with a termination of Executive’s employment for Cause or due to Disability:

(i) a reduction in Executive’s rate of Base Salary, and/or the amount of Executive’s target Annual Bonus opportunity, or the Company fails to pay such amounts when due;

(ii)  with respect to Executive’s Annual Bonus: (1) an increase in the annual target EBITDA once set by the Compensation Committee; or (2) any change in the percentage schedule of Annual Level of Target EBITDA Achieved (as set forth above);

(iii) an action by the Company resulting in a material diminution in Executive’s authority, duties, titles or responsibilities such that Executive no longer has the title of, or serves or functions as, the Chief Financial Officer of the Company;

(iv) the Company’s failure to cure a material breach of its obligations under this Agreement;

(v) a change in the reporting structure so that Executive reports to someone other than solely and directly to the CEO; or
(vi) the Company requiring Executive to be based at a location outside of Los Angeles County, except for required travel on Company business.

provided,  however, that none of the events described in sub-sections (i)-(v) shall constitute Good Reason unless and until (1) Executive reasonably determines in good faith that a Good Reason condition has occurred, (2) Executive notifies the Company in writing, describing in reasonable detail the condition which constitutes Good Reason within thirty (30) days of its occurrence, (3) the Company fails to cure such condition within thirty (30) days after the Company’s receipt of such written notice, and Executive has cooperated in good faith with the Company’s efforts to cure such condition (which cooperation will not require Executive to waive or otherwise diminish any of his rights hereunder), (4) notwithstanding such efforts, the Good Reason condition continues to exist and (5) Executive terminates his employment within thirty (30) days after the end of such thirty (30)-day cure period (if the Company cures the Good Reason condition during such cure period, Good Reason shall be deemed not to have occurred).

(e) Without Good Reason.  Executive may voluntarily terminate his employment under this Agreement without Good Reason upon written notice by Executive to the Company at least thirty (30) days prior to the effective date of such termination (which termination the Company may, in its sole discretion, make effective earlier than the date set forth in the Notice of Termination (as hereinafter defined in sub-section (h) below)).

(f) Cause.  The Company may terminate Executive’s employment under this Agreement for Cause upon thirty (30) days prior written notice to the Executive, subject to any applicable cure period noted below.  Termination for “Cause” shall mean termination of Executive’s employment because of the occurrence of any of the following:

(i) embezzlement, theft, or misappropriation, or attempted embezzlement, theft, or misappropriation by Executive of any property, funds or business opportunity of the Company or any of its subsidiaries or affiliates;

(ii) any material breach by Executive of Executive’s covenants as they relate to: non-competition, Confidential Information, Intellectual Property or non-disparagement;

(iii) any breach by Executive of any other material provision of this Agreement ~~which breach is not cured, to the extent susceptible to cure, within fourteen (14) days after the Company has given written notice to Executive describing such breach~~;

(iv) failure or refusal by Executive to perform any lawful directive of the CEO or the duties of his employment hereunder which continues for a period of fourteen (14) days following written notice thereof by the CEO to Executive;

(v) Executive’s conviction of, or entry by Executive of a guilty or no contest plea to (1) a felony or (2) any misdemeanor involving moral turpitude (or their equivalent in any non-United States jurisdiction) ~~or otherwise involving theft, fraud, dishonesty or misrepresentation~~;

(vi) any willful violation of any law, rule or regulation affecting business operations of the Company or its subsidiaries or affiliates which has a materially adverse effect on the business or reputation of the Company or failure to materially comply with any legal or compliance policies or code of ethics, code of business conduct or conflicts of interest policy ~~or similar policies~~ of the Company or its subsidiaries or affiliates, in each case unless such violation or failure to comply can be cured by the Executive, in the reasonable discretion of the CEO, and such cure occurs within a period of fourteen (14) days following written notice thereof by the CEO to the Executive;

(vii) Executive’s breach of his fiduciary obligations, or disloyalty, to the Company or any of its subsidiaries or affiliates, which continues for a period of fourteen (14) days following written notice thereof by the CEO to Executive;

(viii) gross negligence or willful misconduct on the part of Executive in the performance of his duties as an employee, officer or director of the Company or any of its subsidiaries or affiliates that the CEO has a reasonable belief that such act or failure to act is materially injurious to the Company, which continues for a period of fourteen (14) days following written notice thereof by the CEO to Executive;

provided that, for the purposes of this definition of Cause, no act or failure to act, on the part of Executive shall be considered “willful,” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company (including reputationally).

(g) Without Cause. The Company may terminate Executive’s employment under this Agreement without Cause immediately upon written notice by the Company to Executive.

(h) Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive (other than termination by reason of Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(i) Date of Termination.  The “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to subsection 5(c) above, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive’s employment is terminated pursuant to subsections 5(d) or 5(f) above, the date specified in the Notice of Termination after the expiration of any applicable cure periods, (iv) if Executive’s employment is terminated pursuant to subsection 5(e) above, the date specified in the Notice of Termination which shall be at least thirty (30) days after Notice of Termination is given, or such earlier date as the Company shall determine, in its sole discretion, (v) if Executive’s employment is terminated pursuant to subsection 5(g), the date on which a Notice of Termination is given and (vi) if Executive is terminated upon expiration of the Term, the date of the expiration of the Term.

(j) Compensation Upon Termination.

(i) Termination for Cause, without Good Reason or Expiration of Term.  If Executive’s employment shall be terminated upon the expiration of the Term, by the Company for Cause or by Executive without Good Reason, Executive shall receive from the Company:  (1) any earned but unpaid Base Salary through the Date of Termination, paid in accordance with the Company’s standard payroll practices; (2) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 4(e) through the Date of Termination; (3) payment for any accrued but unused vacation time in accordance with Company policy;  ~~and~~ (4) such benefits, and other payments, if any, as to which Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Date of Termination ((1) though (~~4~~), hereinafter, the “Amounts and Benefits”)), and the Company shall have no further obligation with respect to this Agreement other than as provided in Section 8 of this Agreement.  In addition, in the event that the Executive’s employment shall be terminated upon the expiration of the initial Term, the Executive shall receive, in addition to the Amounts and Benefits, severance equal to 6 months of his Base Salary, plus the Prior Year Bonus as defined in subsection (ii)(2) below.   Further, upon a termination of Executive’s employment under this subsection (j)(i), any portion of the Restricted Stock Unit Award or any other outstanding equity or incentive award that remains unvested on the Date of Termination shall be forfeited as of the Date of Termination.

(ii) Termination without Cause or for Good Reason.  If prior to the expiration of the Term, Executive resigns from his employment hereunder for Good Reason or the Company terminates Executive’s employment hereunder without Cause (other than a termination by reason of death or Disability), then the Company shall pay or provide Executive the Amounts and Benefits and the following:

(1) continued payment of Executive’s then-current Base Salary for the balance of the Term (disregarding any extensions) or a minimum of twelve (12) months following the Date of Termination, whichever is longer;  provided, that if the Release is executed in one taxable year and becomes effective in another taxable year, payment shall not be made until the second taxable year;

(2) any Annual Bonus earned but unpaid for a prior year (the “Prior Year Bonus”), which shall be payable in full in a lump sum cash payment to be made to Executive on the date that is sixty (60) days following the Date of Termination or the date such bonus would be paid if Executive had remained an employee of the Company, if later; provided, that if the Release is executed in one taxable year and becomes effective in another taxable year, payment shall not be made until the second taxable year; and

(3) in the event such resignation or termination occurs following the Company’s first fiscal quarter of any year, a pro-rata portion of Executive’s Annual Bonus for the fiscal year in which Executive’s termination occurs based on actual results for such year (determined by multiplying the amount of such Annual Bonus which would be due for the full calendar year by a fraction, the numerator of which is the number of days during the calendar year of termination that Executive is employed by the Company and the denominator of which is 365), paid in accordance with Section 4(b) (“Pro Rata Bonus”).  The Pro Rata Bonus shall be payable at the time the Annual Bonus would have been paid if Executive’s employment had not terminated; and

(4) subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to the Company’s group health insurance plans in which Executive participated immediately prior to the Date of Termination (“COBRA Continuation Coverage”), the Company shall pay the cost of COBRA Continuation Coverage for Executive and his eligible dependents until the earliest of (A) Executive or his eligible dependents, as the case may be, ceasing to be eligible under COBRA (or any COBRA-like benefits provided under applicable state law) and (B) eighteen (18) months following the Date of Termination.

(iii) Termination upon Death. In the event of Executive’s death, the Company shall pay or provide to Executive’s estate: (1) the Amounts and Benefits, and (2) the Prior Year Bonus.

(iv) Termination upon Disability.  In the event the Company terminates Executive’s employment hereunder for reason of Disability, the Company shall pay or provide to Executive:  (1) the Amounts and Benefits, and (2) the Prior Year Bonus.

(v) Payments of Compensation upon Termination.  For the avoidance of doubt, in the event Executive shall be entitled to receive payments and benefits pursuant to any one of sub-sections 5(j)(i)-(iv) above, he shall be entitled to no payments or benefits under any other of such sub-sections.

(vi) Release of Claims.  Notwithstanding anything in this Agreement to the contrary, as a condition of receiving any payment or benefits under Section 5(j)(ii) (other than the Amounts and Benefits), Executive agrees to execute, deliver and not revoke a general release in favor of the Company and its subsidiaries and their respective affiliates in substantially the form attached hereto as Exhibit A (the “Release”), and the Release becomes fully irrevocable within sixty (60) days following the Date of Termination.  In the event the Release is not executed and non-revocable prior to the date that is sixty (60) days following the Date of Termination, all payments and benefits under Section 5(j)(ii) (other than the Amounts and Benefits) shall be forfeited.

(vii) No Duty to Mitigate.  Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by Executive as the result of Executive’s employment by another employer or business or by profits earned by Executive from any other source at any time before and after Executive’s Date of Termination.

6. Confidentiality.

(a) Executive acknowledges that all confidential or proprietary knowledge, information and data of or relating to the Company or its subsidiaries and affiliates (or their respective products, services, operations, finances, business or affairs), or any clients or customers or suppliers of the Company or its subsidiaries and affiliates, including without limitation, all: (i) customer lists and customer information (including, without limitation, the identity of the customers of the Company or its subsidiaries and affiliates and the specific nature of the services provided by the Company or its subsidiaries and affiliates), vendor or supplier lists and vendor or supplier information, employee lists and employee information (including, without limitation, the matters subject to this Agreement); (ii) inventions, trade secrets, know-how, research and development information, ideas, databases, information received from third parties under confidential conditions, technical data, products and services offered or in development, product roadmaps, strategic direction, marketing strategies and plans, software (in both object code and source code formats), developments, works of authorship, formulas, technology, designs, drawings, processes, methods, services, techniques, and plans of or with respect to the Company or its subsidiaries and affiliates; and (iii) the terms of this Agreement (all of the foregoing collectively hereinafter referred to as, “Confidential  Information”) are property of the Company or its applicable subsidiaries or affiliates. Executive further acknowledges that the Company and its subsidiaries and affiliates intend, and make reasonable good faith efforts, to protect the Confidential Information from public disclosure.  Therefore, Executive agrees that, except as required by law or regulation or as legally compelled by court order (provided that, in such case, Executive shall promptly notify the Company of such order, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such law, regulation or order), during the Term and at all times thereafter, Executive shall not, directly or indirectly, divulge, transmit, publish, copy, distribute, furnish or otherwise disclose or make accessible any Confidential Information, or use any Confidential Information for the benefit of anyone other than the Company and its subsidiaries and affiliates, unless and to the extent that the Confidential Information becomes generally known to and available for use by the general public other than as a result of Executive’s acts or omissions or anyone else’s breach of any confidentiality obligations to the Company or its subsidiaries and affiliates or any of the Company’s customers (including, without limitation, pursuant to this Agreement) or such disclosure is necessary in the course of Executive’s proper performance of his duties under this Agreement and is made pursuant to an appropriate non-disclosure agreement duly authorized and executed by the Company.  Executive acknowledges that the precautions that the Company utilizes to protect the confidentiality of its Confidential Information are reasonable under the circumstances and that the Company derives an economic value and competitive advantage from maintaining the confidentiality of the Confidential Information.

(b)None of the Company or any of its subsidiaries or affiliates (collectively, the “Company Entities”) wish to incorporate any unlicensed or unauthorized material into their products or services.  Therefore, Executive agrees that he will not disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is a trade secret, or confidential or proprietary information, of any third party, including, but not limited to, any former employer, competitor or client of Executive, unless the Company has a right to receive and use such information or material. Executive will not incorporate into his work any material or information which is subject to the copyrights of any third party unless the Company has a written agreement with such third party or otherwise has the right to receive and use such material or information.

7. Additional Restrictive Covenants.

(a) Non-competition.  During the term of Executive’s employment with the Company and for the Restricted Period (as defined in the last sentence of this Section 7(a)) following termination of such employment under any circumstances, Executive agrees that he shall not, directly or indirectly, in any location in which the Company, its subsidiaries or affiliates or a licensee thereof operates or sells its products, engage, have an interest in or render any services to any person or entity (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) engaged in a U.S.-based premium, contemporary women’s apparel and denim business (each such case, a “Competing Business”).  Notwithstanding the foregoing, Executive’s ownership solely as an investor of two percent (2%) or less of the outstanding securities of any class of any publicly-traded securities of any company shall not, by itself, be considered to be competition with the Company or any of its subsidiaries or affiliates.  Moreover, it is expressly understood that upon the expiration of the Term or any renewal term,  Executive will not be subject to the non-competition restrictions contained in this Section 7(a).    For purposes of this Section 7, the “Restricted Period” shall mean a period of twelve (12) consecutive months.

(b) Non-solicitation.  During the term of Executive’s employment with the Company and for the Restricted Period following termination of such employment under any circumstances, Executive shall not, directly or indirectly, (i) employ, cause to be employed or hired, recruit, solicit for employment or otherwise contract for the services of, or establish a business relationship with (or assist any other person in engaging in any such activities), any person who is, or within twelve (12) months before any date of determination was (and, following the termination of Executive’s employment with the Company, within twelve (12) months before such termination, was) an employee, agent or consultant of the Company Entities; (ii) otherwise induce or attempt to induce (or assist any other person in engaging in any such activities) any employee, agent or contractor of any Company Entity to terminate such person’s employment or other relationship with the Company Entities, or in any way interfere with the relationship between any Company Entity and any such employee, agent or contractor; (iii) use any Confidential Information to solicit or attempt to solicit (otherwise than on behalf of any Company Entity) any person that is, or within twelve (12) months before any date of determination was (and, following the termination of Executive’s employment with the Company, within twelve (12) months before such termination, was) a client, lender, investor, customer, supplier, licensee or business relation of any Company Entity, or who any Company Entity solicited to be a client, lender, investor, customer, supplier or licensee during such twelve (12)-month period, or induce or attempt to induce any such person to cease, reduce or not commence doing business with any Company Entity (or assist any other person in engaging in any such activities); or (iv) interfere in any way with the relationship between any Company Entity and any person that is or was a client, lender, investor, customer, supplier, licensee or other business relation of such Company Entity (or assist any other person in engaging in any such activities).

(c) Company IP; Work Product.  Executive agrees to promptly disclose to the Company any and all work product, inventions, mask works, artistic works, works of authorship, designs, methods, processes, technology, patterns, techniques, data, Confidential Information, Internet domain names, trade secrets, corporate and business names, trade names, trade dress, brand names, slogans, logos, advertising material, together with all design rights, database rights; mask work rights, moral rights and similar rights of authors, rights of publicity, rights of privacy, patents and patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, copyrights, copyright applications and registrations, and all other intellectual property and industrial property recognized by applicable law (“Intellectual Property”):  (i) relating to the business of the Company and any of its affiliates which are created, authored, composed, invented, discovered, performed, perfected, or learned by Executive (either solely or jointly with others) from the date that Executive was first employed or engaged by the Company, and continuing through the termination of Executive’s employment or engagement by the Company; or (ii) which are created, authored, composed, invented, discovered, performed, perfected, or learned by Executive (either solely or jointly with others) using the Company’s or its subsidiaries’ or affiliates’ facilities or resources, in each case together with all derivatives, improvements and refinements thereof, and any goodwill associated with any of the foregoing (collectively, together with such Intellectual Property as may be owned or acquired by the Company, the “Company IP”). The Company IP shall be the sole and absolute property of the Company.  The Company IP, all work performed by Executive in authoring, composing, inventing, creating, developing or modifying Company IP and/or other work product relating to the Company IP (“Work Product”) to which copyright protection may attach during the course of Executive’s employment with the Company shall be considered “work made for hire” within the meaning of the Copyright Act (17 U.S.C. § 101 et seq.), and will be and will remain the sole property of the Company.  Executive hereby grants, transfers, assigns, conveys and relinquishes, and agrees to grant, transfer, assign, convey and relinquish from time to time as Work Product is developed, authored, made or created, on an exclusive basis, all of Executive’s right, title, and interest to the Work Product, including all damages and payments for past or future infringements and misappropriations thereof, and all rights to sue for past, present and future infringements or misappropriations thereof, to the Company in perpetuity or for the longest period otherwise permitted by law; provided that the foregoing shall not apply to an invention that Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either:  (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrable anticipated research or development of the Company; or (2) result from any work performed by Executive for the Company.  In addition, Executive hereby waives any “moral rights of authors” in connection with the Work Product and acknowledges and agrees that the Company may use, exploit, distribute, reproduce, advertise, promote, publicize, alter, modify or edit the Work Product or combine the Work Product with other works, in the Company’s sole discretion, in any format or medium hereafter devised.  Executive agrees, (x) to keep the Work Product confidential, as appropriate, and not to use any Work Product for the benefit of anyone other than the Company and its subsidiaries and affiliates; and (y) at the Company’s expense, to perform such acts and execute any documents requested by the Company or any of its affiliates at any time in relation to such assignment.  Executive acknowledges and agrees that the Company is and will be the sole and absolute owner of all trademarks, service marks, domain names, patents, copyrights, trade dress, trade secrets, business names, rights of publicity, inventions, proprietary know-how and information of any type, whether or not in writing, and all other Intellectual Property used by the Company or held for use in the business of the Company, including all Work Product.  Executive further acknowledges and agrees that, subject to applicable law, any and all derivative works, developments, or improvements based on Intellectual Property, materials and assets subject to this Section 7 created during the Term (including, without limitation, the Work Product) shall be exclusively owned by the Company.  Executive will cooperate with the Company and any of its affiliates, at no additional cost to such parties (whether during or after the Term), in the application, confirmation, registration, protection, maintenance and enforcement of the rights and property of the Company and its affiliates in such Intellectual Property, materials and assets, including, without limitation, the Work Product.

(d) Non-disparagement.  During the Term and thereafter, Executive shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage the Company and/or its subsidiaries and affiliates or their respective employees, officers, directors, products, services, customers or owners.  Any agreement entered into between the Company and Executive pursuant to Section 5(j)(vi) shall include an obligation of the Company to instruct its directors and officers not to, directly or indirectly, after the Term, take any action, or encourage others to take any action, to disparage or criticize Executive. Nothing contained in this Section 7(d) shall preclude Executive or the Company (or its directors or officers) from enforcing their respective rights under this Agreement or truthfully testifying in response to legal process or a governmental inquiry..

(e) Company Property.  All Confidential Information, Work Product, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its subsidiaries and affiliates, whether prepared by Executive or otherwise coming into his possession or control in the course of the performance of his services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by Executive (including, without limitation, any copies thereof), promptly upon request by the Company and, in any event, promptly upon termination of the Term.  Executive acknowledges and agrees that he has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages), and that Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice.  The provisions of this Section 7(e) are in addition to any other express written Company policies on this subject that may apply to Executive or written agreements on this subject that Executive may have with the Company, and are not meant to and do not excuse any additional obligations that Executive may have under such policies or agreements.

(f) Enforcement.  Executive acknowledges that a breach of his covenants and agreements contained in Sections 6 and 7 would cause irreparable damage to the Company and its subsidiaries and affiliates, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, Executive agrees that if he breaches or threatens to breach any of the covenants or agreements contained in Sections 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company and its subsidiaries and affiliates shall be entitled to: (i) cease or withhold payment to Executive of any payments described in Section 5 (other than the Amounts and Benefits), for which he otherwise qualifies under such Section 5, (ii) institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive and other equitable relief to prevent the breach or any threatened breach thereof without bond or other security or a showing of irreparable harm or lack of an adequate remedy at law, and (iii) an equitable accounting by any court of competent jurisdiction of all profits or benefits arising out of such violation.

(g) Scope of Covenants.  The Company and Executive further acknowledge that the time, scope, geographic area and other provisions of Sections 6 and 7 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in Sections 6 and 7 to be reasonable and necessary for the protection of the interests of the Company and its subsidiaries and affiliates, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply in such jurisdiction with such deletion or modification as may be necessary to make it valid and enforceable. The restrictions and covenants contained in each paragraph of Sections 6 and 7 shall be construed as separate and individual restrictions and covenants and shall each be capable of being reduced in application or severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement.

(h) Enforceability.  If any court holds any of the restrictions or covenants contained in Sections 6 and 7 to be unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company and its subsidiaries and affiliates to the relief provided in Sections 6 and 7 in the courts of any other jurisdiction within the geographic scope of such restrictions and covenants.

(i) Disclosure of Restrictive Covenants. Executive agrees to disclose in advance the existence and terms of the restrictions and covenants contained in Sections 6 and 7 to any employer or other service recipient by whom Executive may be employed or retained during the Restricted Period.

(j) Extension of Restricted Period. If Executive breaches Sections 6 and 7 in any respect, the restrictions contained in this Section will be extended for a period equal to the period that Executive was in breach.

8. Indemnification.  The Company shall indemnify Executive for actions taken by Executive as an officer of the Company pursuant to the fullest extent permitted by law; provided,  however, that the Company shall not indemnify Executive for any losses incurred by Executive as a result of or in connection with (a) acts or omissions described in Section 5(f), or (b) a cause of action by Executive against the Company or its affiliates or their respective directors, officers, agents, representatives or employees.  If Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which Executive may request indemnity under this provision, Executive shall give the Company prompt written notice thereof.  The Company shall be entitled to assume the defense of any such proceeding, and Executive shall cooperate with such defense.  The obligations of this Section 8 will survive termination of this Agreement.  The Company agrees that the Executive shall be covered and insured up to the full limits provided by all directors’ and officers’ insurance which the Company then maintains to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors), subject to applicable deductibles and to the terms and conditions of such policies.

9. Section 409A of the Code.

(a) It is intended that the provisions of this Agreement comply with Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company.  Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.  Any provision of this Agreement to the contrary notwithstanding, if at the time of Executive’s Separation from Service, the Company determines that Executive is a “Specified Employee,” within the meaning of Code Section 409A, based on an identification date of December 31, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such Separation from Service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one (1) day after such Separation from Service, and (ii) the date of Executive’s death (the “Delay Period”).  Within five (5) days of the end of the Delay Period, all payments and benefits delayed pursuant to this Section 10(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

(d) Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Code Section 409A.
10. Miscellaneous.

(a) This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with those laws.  The Company and Executive unconditionally consent to submit to the exclusive jurisdiction of the New York State Supreme Court, County of New York or the United States District Court for the Southern District of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by registered mail to the address set forth below shall be effective service of process for any action, suit or proceeding brought against the Company or Executive, as the case may be, in any such court.

(b) Executive may not delegate his duties or assign his rights hereunder.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company other than pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets or businesses of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or by operation of law.  For the purposes of this Agreement, the term “Company” shall include the Company and, subject to the foregoing, any of its successors and assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(c) The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision.  This Agreement reflects the entire understanding between the parties.

(d) This Agreement and the Restricted Stock Unit Agreement represent the entire understanding of Executive and the Company with respect to the employment of Executive by the Company and contain all of the covenants and agreements between the parties with respect to such employment.  Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

(e) This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

(f) All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.
11. Legal Fees. The Company shall reimburse the Executive for legal fees incurred in connection with the negotiation of this Agreement up to a maximum amount of $15,000.00.

12.Notices.  All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed), mailed by certified mail, return receipt requested, or delivered by a recognized overnight courier service, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party.  Notice shall be effective when so personally delivered, one (1) business day after being sent by telecopy or recognized overnight courier service, or five (5) days after being mailed.

To the Company:

Differential Brands Group, Inc.

1231 S. Gerhart Avenue

Commerce, CA 90022

Attention:  Chief Executive Officer

Facsimile:  (844) 745-8597

With a copy to:

Tengram Capital Partners, L.P.

15 Riverside Avenue, First Floor

Westport, CT  06880

Attention:  Andrew R. Tarshis

Facsimile:  (203) 454-6998

To Executive:

Bob Ross, at the address in the Company’s payroll records

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 30th day of January, 2017.

DIFFERENTIAL BRANDS GROUP, INC.

By:	/s/ Michael Buckley
Name: Michael Buckley
Title: CEO

EXECUTIVE

/s/ Bob Ross
Name: Bob Ross

EXHIBIT A

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Bob Ross (“Executive”) and Differential Brands Group, Inc. (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of January ___, 2017 (the “Employment Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective ________, 20__, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company or one of its affiliates or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 5(j) of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.Severance Payments; Salary and Benefits.  The Company agrees to provide Executive with the severance payments and benefits described in Section 5(j) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive the Amounts and Benefits described in Section 5(j)(1) of the Employment Agreement, subject to and in accordance with the terms thereof.

2.Release of Claims.  Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Executive, on his own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment  or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e) any and all claims for violation of the federal or any state constitution;
(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(g) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims.  This release further does not release claims for breach of this Agreement.

3.Acknowledgment of Waiver of Claims under ADEA.  Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.  Executive further understands and acknowledges that Executive has been advised by this writing that:  (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.No Oral Modification.  This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

6.Governing Law; Dispute Resolution.  This Agreement shall be subject to the provisions of Section 10 of the Employment Agreement.

7.Effective Date.  If Executive has attained or is over the age of 40 as of the date of Executive’s termination of employment, then each Party has seven days after that Party signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).  If Executive has not attained the age of 40 as of the date of Executive’s termination of employment, then the “Effective Date” shall be the date on which Executive signs this Agreement.

8.Voluntary Execution of Agreement.  Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees.  Executive acknowledges that:  (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:
Name:
Title:

EXECUTIVE

By:
Bob Ross